EXHIBIT 99.1

CDTi AMENDS LOAN AGREEMENTS WITH LONG-TIME INVESTOR TO EXTEND MATURITY DATE

Oxnard, California – November 13, 2014 -- Clean Diesel Technologies, Inc. (Nasdaq: CDTI) (“CDTi” or “the Company”), a leader in advanced emission control technology, announced it has amended all loan agreements with Kanis S.A. to extend the maturity dates to October 1, 2016. In addition, the $3 million Convertible Note is no longer callable by the lender.

Chris Harris, CDTi President and Chief Executive Officer, stated, “Amending and extending our loan agreements provide us with greater financial flexibility while executing our growth strategy. We believe this transaction demonstrates our long-time investor’s support and confidence in CDTi’s strategy to capitalize on our breakthrough Spinel™ catalyst technology, strengthen our intellectual property portfolio and target growth opportunities in the sizeable heavy duty diesel replacement filter market.”

Additional detail on the amended agreements and the original loans can be found on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission today, as well as the Company’s most recent Quarterly Report  on Form 10-Q.

About CDTi

CDTi manufactures and distributes vehicle emissions control products that leverage its advanced materials technology. CDTi utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology and other related technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. CDTi is headquartered in Oxnard, California and currently has other operations in the U.K., Canada, France, Japan and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements which, in general, are statements other than those of historical fact. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk. In this document, the Company includes forward looking statements regarding the issuance of warrants to Kanis S.A., the amended loan agreements with Kanis S.A. providing CDTi with greater flexibility while executing its growth strategy, and CDTi’s belief that the transaction demonstrates the long-time investor’s support and confidence in CDTi’s strategies.  In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including, but not limited, to changes to or the parties’ noncompliance with the terms of the amended Kanis S.A. loan agreements, that Kanis S.A.’s support or confidence in CDTi’s strategies may not track the Company’s beliefs, the Company may not ultimately be successful in executing its strategies and priorities, and other risks and uncertainties discussed or referenced in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. In addition, any forward-looking statements represent the Company's estimates only as of the date such statements are and should not be relied upon as representing the Company's estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contact Information:

Becky Herrick or Cathy Mattison

LHA (IR Agency)

+1 415 433 3777

bherrick@lhai.com

cmattison@lhai.com